Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gulf Resources, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-207731) of our report dated April 12, 2022, relating to the audit of the consolidated balance sheet of Gulf Resources, Inc. and subsidiaries (collectively the “Company”) as of December 31, 2021, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2021, the related notes, and financial statement schedule (collectively referred to as the “consolidated financial statements”) appearing in the Company’s Annual Report on Form 10-K for year ended December 31, 2021.

San Mateo, California	WWC, P.C.
April 12, 2022	Certified Public Accountants
PCAOB ID: 1171